$200,000,000
CREDIT AGREEMENT
dated as of
November 25, 2015
among
RACKSPACE HOSTING, INC.,
as Borrower,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
and
MORGAN STANLEY BANK, N.A.,
GOLDMAN SACHS BANK USA
and
WELLS FARGO BANK, N.A.
as Co-Syndication Agents
* * * * *
J.P. MORGAN SECURITIES LLC,
MORGAN STANLEY SENIOR FUNDING INC.,
GOLDMAN SACHS BANK USA
and
WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners and Co-Lead Arrangers

i

EXHIBITS:

Exhibit 1.01A	Form of Guarantee Agreement
Exhibit 1.01B	Form of Note
Exhibit 2.03	Form of Borrowing Request
Exhibit 2.07	Form of Interest Election Request
Exhibit 2.16A	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit 2.16B	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit 2.16C	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit 2.16D	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit 2.19A	Form of Increasing Lender Agreement
Exhibit 2.19B	Form of Augmenting Lender Agreement
Exhibit 5.01	Form of Compliance Certificate
Exhibit 9.04	Form of Assignment and Assumption

SCHEDULES:

Schedule 2.01	Commitments
Schedule 2.05(k)	Existing Letters of Credit

THIS CREDIT AGREEMENT (this “Agreement”), dated as of November 25, 2015, is entered into among Rackspace Hosting, Inc., a Delaware corporation, the Lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Morgan Stanley Senior Funding, Inc., Goldman Sachs Bank USA and Wells Fargo Bank, N.A., as Co-Syndication Agents.
The parties hereto agree as follows:
ARTICLE I
Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Borrower or at the time it merges or consolidates with or into the Borrower or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person.
“Adjusted LIBO Rate” means, for any day, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted One Month LIBO Rate” means an interest rate per annum equal to the sum of (a) 1.00% per annum plus (b) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day).
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, whether on the Effective Date or subsequent thereto.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted One Month LIBO Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One Month LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, Federal Funds Effective Rate or Adjusted One Month LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the unused fees payable hereunder, the Applicable Margin per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Unused Fee Rate”, as the case may be, based upon the Consolidated Total Leverage Ratio for the most recently ended trailing four quarter period with respect to which the Borrower is required to have delivered the financial statements pursuant to Section 5.01 hereof (as such Consolidated Total Leverage Ratio is reflected in the Compliance Certificate delivered under Section 5.01(c) by the Borrower in connection with such financial statements):

Category	CONSOLIDATED TotAl Leverage Ratio:	ABR Spread	Eurodollar Spread	unused Fee Rate
I	≥ 2.25 to 1.0	1.00%	2.00%	0.40%
II	≥ 1.50 to 1.0 but < 2.25 to 1.0	0.75%	1.75%	0.35%
III	≥ 0.75 to 1.0 but < 1.50 to 1.0	0.50%	1.50%	0.30%
IV	< 0.75 to 1.0	0.25%	1.25%	0.25%

For purposes of the foregoing, each change in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such financial statements and Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Consolidated Total Leverage Ratio shall be deemed to be in Category I at any time (a) that an Event of Default has occurred and is continuing or (b) if the Borrower fails to deliver the financial statements required to be delivered by it pursuant to Section 5.01(a) or Section 5.01(b), during the period from the expiration of the time for delivery thereof until such financial statements are delivered; provided further that the Consolidated Total Leverage Ratio shall be deemed to be in Category IV for the period from the Effective Date through the date that the financial statements and Compliance Certificate are delivered for the fiscal quarter ending September 30, 2015. In the event that any financial statement delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, is shown to be inaccurate when delivered (regardless of whether the Commitments are in effect when such inaccuracy is discovered, but subject to the proviso below) and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any such period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected financial statements and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period; provided that the Borrower shall not have an obligation to comply with the foregoing provisions with respect to any amounts due pursuant to this paragraph in the event the Administrative Agent makes demand therefor after the date that is 180 days after the date on which each of the following shall have occurred: (i) the Commitments have expired or been terminated, (ii) the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, (iii) all Letters of Credit shall have expired or terminated and (iv) all LC Disbursements shall have been reimbursed. This provision is in addition to the rights of the Administrative Agent and the Lenders with respect to Section 2.12(c) and their other respective rights under this Agreement and shall not limit the right of the Administrative Agent to declare an Event of Default.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the

Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit 9.04 or any other form approved by the Administrative Agent.
“Attributable Debt” means, in respect of a Sale and Leaseback Transaction or Finance Lease Obligation, the present value, discounted at the interest rate implicit in the sale and leaseback transaction or lease, of the total obligation of the lessee for rental payments during the remaining term of the lease.
“Augmenting Lender” has the meaning set forth in Section 2.19.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bank Products” means each and any of the following bank services provided to any Loan Party by a Lender or any of its Affiliates: (a) commercial credit cards, (b) commercial checking accounts, (c) stored value cards and (d) treasury management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, overdraft and interstate depository network services).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a proceeding under any Debtor Relief Law, or has had appointed for it a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Rackspace Hosting, Inc., a Delaware corporation.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing substantially in the form of Exhibit 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Stock” means:
(a)with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(b)with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing;

provided, that, any security that constitutes Indebtedness described in clauses (a) through (f) of the definition thereof, including any security that is convertible into, or exchangeable for any of the foregoing, cash or a combination thereof, shall not be considered “Capital Stock.”
“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Bank or the Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of Letters of Credit, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, make arrangements for other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other arrangements.
“Cash Equivalents” means:
(a)     debt securities denominated in euro, pounds sterling or dollars to be issued or directly and fully guaranteed or insured by the government of a European Union member state, the United Kingdom or the United States of America, as applicable, where the debt securities have not more than twelve months to final maturity and are not convertible into any other form of security;

(b)    commercial paper denominated in euro, pounds sterling or dollars maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least P1 from Moody’s and A1 from S&P;

(c)certificates of deposit denominated in euro, pounds sterling or dollars having not more than twelve months to maturity issued by a bank or financial institution incorporated or having a branch in a European Union member state, the United Kingdom or the United States of America, provided that the bank is rated P1 by Moody’s or A1 by S&P;

(d)any cash deposit denominated in euro, pounds sterling or dollars with any commercial bank or other financial institution, in each case, whose long term unsecured, unsubordinated debt rating is at least A3 by Moody’s or A- by S&P;

(e)repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank or financial institution meeting the qualifications specified in clause (d) above;

(f)cash deposits and investments that are consistent with the corporate finance policy of the Borrower that has been adopted by the Board of Directors of the Borrower as in effect on the Effective Date and approved by the Administrative Agent, together with any amendments thereto that are approved by the Administrative Agent for purposes of this Agreement; and

(g)investments in money market funds that invest substantially all their assets in securities of the types described in clauses (a) through (f) above.

“CFC” means any controlled foreign corporation as defined in Section 957 of the Code.
“Change in Control” means any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) shall become the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 as in effect on the date hereof) of issued and outstanding Equity Interests of the Borrower representing more than 35% of the aggregate voting power in elections for directors of the Borrower on a fully diluted basis.
“Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking into effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or any Governmental Authority, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, including the acquisition of participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $200,000,000.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” has the meaning set forth in Section 5.01(c).

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Effective Date or issued after the Effective Date, and includes, without limitation, all series and classes of such common stock.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Depreciation, Amortization and Accretion Expense” means with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the total amount of depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and accretion expense, including the amortization of deferred financing fees or costs of the Borrower and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period:
(a)     increased (without duplication) by the following, in each case, to the extent deducted in determining Consolidated Net Income for such period:

(i)provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a governmental agency, and any related interest, penalty, charge, fee or other amount) of the Borrower or any Subsidiary paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(ii)Consolidated Interest Expense for such period to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)Consolidated Depreciation, Amortization and Accretion Expense for such period to the extent that the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering or the incurrence of Indebtedness permitted to be incurred in accordance with this Agreement (including a refinancing thereof) (whether or not successful), in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v)any other Non-cash Charges, including any provisions, provision increases, write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such Non-cash Charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(vi)any costs or expenses incurred by the Borrower or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Capital Stock); plus

(vii)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(viii)any net loss from disposed or discontinued operations; plus

(ix)any net unrealized loss (after any offset) resulting in such period from obligations under any Currency Agreements and the application of FASB Accounting Standards Codification 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Borrower), the realized loss on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(x)any net unrealized loss (after any offset) resulting in such period from (A) currency translation or exchange losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates; plus

(xi)the amount of any minority interest expense (less the amount of any cash dividends paid in such period to holders of such minority interests); and

(b)    decreased (without duplication) by the following, in each case, to the extent included in determining Consolidated Net Income for such period:

(i)    non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains to the extent they represent the accrual of revenue in the ordinary course of business or the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(ii)    any net gain from disposed or discontinued operations;

(iii)    any net unrealized gain (after any offset) resulting in such period from obligations under any Currency Agreements and the application of FASB Accounting Standards Codification 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Borrower), the realized gain on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

(iv)    any net unrealized gains (after any offset) resulting in such period from (A) currency translation or exchange gains including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of (a) Consolidated EBITDA during the four full fiscal quarters ended prior to the date of determination to (b) Consolidated Fixed Charges for such four full fiscal quarter period calculated on a pro forma basis in accordance with this definition. In calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:
(i)    interest on outstanding Indebtedness or on borrowings deemed to have been incurred under Designated Revolving Commitments determined on a fluctuating basis as of date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness or borrowings deemed to have been incurred under Designated Revolving Commitments in effect on the date of determination; and

(ii)    notwithstanding clause (i) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations of the Borrower or any Subsidiary, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

Furthermore, in addition to and without limitation of the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:
a.solely for purposes of calculations of the Pro Forma Financial Tests, the incurrence or repayment of any Indebtedness or the designation or elimination (including by de-designation) of any Designated Revolving Commitments of the Borrower or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during such period or at any time subsequent to the last day of such period and on or prior to the date of determination, as if such incurrence or repayment of Indebtedness or designation or elimination (including by de-designation) of Designated Revolving Commitments, as the case may be (and the application of the proceeds thereof), occurred on the first day of the such period and in the case of Designated Revolving Commitments, as if Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred throughout such period); and

b.any asset sales or other dispositions or Permitted Acquisitions (including, without limitation, any Permitted Acquisition giving rise to the need to make such calculation as a result of the Borrower or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Permitted Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X promulgated under the Exchange Act) attributable to the assets which are the subject of the Permitted Acquisition or asset sale or other disposition during such period) occurring during such period or, for purposes of the Pro Forma Financial Tests, at any time subsequent to the last day of such period and on or prior to the date of determination, as if such asset sale or other disposition or Permitted Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of such period. If the Borrower or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Borrower or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of:
(a)    Consolidated Interest Expense; plus

(b)    the product of (i) the amount of all dividend payments on any series of Preferred Stock of the Borrower and, to the extent permitted under this Agreement, its Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Subsidiary to the Borrower or to a wholly-owned Subsidiary) paid, accrued or scheduled to be paid or accrued during such period times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (a) the total amount of Indebtedness of the Borrower and its Subsidiaries (excluding obligations in respect of Currency Agreements and Interest Swap Obligations, in each case, of the Borrower or any Subsidiary), plus (b) the aggregate liquidation value of all Disqualified Capital Stock of the Loan Parties and all Preferred Stock of the Subsidiaries that are not Guarantors, in each case, determined on a consolidated basis in accordance with GAAP; provided that in making such computation, Indebtedness shall include the greater of (i) the average daily balance outstanding under any revolving credit facility (including the credit facility established hereby) during the most recently ended fiscal quarter and (ii) the actual amount of Indebtedness outstanding under any revolving credit facility (including the credit facility established hereby) as of the date for which such calculation is being made.
“Consolidated Interest Expense” means, for any period, the sum of, without duplication:
(a)    the aggregate of the interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation:

(i)any amortization of debt discount and the amortization or write-off of deferred financing costs, including commitment fees;

(ii)the net costs under Interest Swap Obligations of the Borrower or any Subsidiary;

(iii)all capitalized interest;

(iv)non-cash interest expense (other than non-cash interest on any convertible or exchangeable debt issued by the Borrower that exists by virtue of the bifurcation of the debt and equity components of such convertible or exchangeable notes and the application of FASB Accounting Standards Codification 470-20 (or related accounting pronouncement(s)));

(v)commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing;

(vi)dividends with respect to Disqualified Capital Stock;

(vii)dividends with respect to Preferred Stock of Subsidiaries;

(viii)imputed interest with respect to sale and leaseback transactions; and

(ix)the interest portion of any deferred payment obligation; plus

(b)    the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Borrower and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less

(c)    interest income for such period.
“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Borrower and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):
(a)any after tax effect of extraordinary, non-recurring or unusual gains or losses (including all fees and expenses relating thereto) or expenses;

(b)any net after tax gains or losses on disposal of disposed, abandoned or discontinued operations;

(c)any after tax effect of gains or losses (including all fees and expenses relating thereto) attributable to the sale, transfer, license, lease or other disposition of assets or abandonments or the sale, transfer or other disposition of any Equity Interest of any Person other than in the normal course of business;

(d)the net income for such period of any Person that is not a Subsidiary, or that is accounted for by the equity method of accounting, except to the extent of cash dividends or distributions paid to the Borrower or to a Subsidiary by such Person;

(e)any after tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Currency Agreement or (iii) other derivative instruments;

(f)any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(g)any non-cash compensation charge or expense including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights;

(h)any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction, amendment or modification of any debt instrument;

(i)income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(j)in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor entity prior to such consolidation, merger or transfer of assets;

(k)the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise; and

(l)acquisition-related costs resulting from the application of FASB Accounting Standards Codification 805.

In addition, to the extent not already included in the Consolidated Net Income of the Borrower and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, but without duplication, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment permitted by Section 6.04 or any sale, conveyance, transfer or other disposition of assets permitted Section 6.05 (in each case, whether or not non-recurring).
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness on such date, less unrestricted cash and Cash Equivalents that would be stated on the consolidated balance sheet of the Borrower and its Subsidiaries and held by the Borrower and its Subsidiaries as of such date of determination (except proceeds of Indebtedness that are received contemporaneously with such date of determination), as determined in accordance with GAAP, to (b) Consolidated EBITDA for the four full fiscal quarters ended immediately preceding the date of determination, in each case, with such pro forma adjustments to Consolidated Indebtedness, cash, Cash Equivalents and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Borrower or any Subsidiary against fluctuations in currency values.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower in form and substance satisfactory to each of them), or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and each Lender.
“Designated Revolving Commitments” has the meaning set forth in the Indenture.
“Disclosure Letter” means the disclosure letter, dated as of the Effective Date, delivered by Borrower to the Administrative Agent for the benefit of the Lenders.
“Disqualified Capital Stock” means that portion of any Capital Stock, which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, in the event of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in each case, prior to the Maturity Date.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to public health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of the Borrower (excluding Disqualified Capital Stock), other than:
(a)public offerings with respect to the Borrower’s or any direct or indirect parent company’s Common Stock registered on Form S-4 or Form S-8 (or similar forms under non-U.S. law);

(b)issuances to any Subsidiary;

(c)issuances pursuant to the exercise of options or warrants outstanding on the Effective Date;

(d)issuances upon conversion of securities convertible into Common Stock outstanding on the Effective Date;

(e)issuances in connection with an acquisition of property in a transaction entered into on an arm’s-length basis; and

(f)issuances pursuant to employee stock plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan or Multiemployer Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of any unpaid “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), whether or not waived, or with respect to any Multiemployer Plan, any “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived, and without regard to an extension of any amortization period (as described in Section 431(d) of the Code or Section 304(d) of ERISA); (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or Multiemployer Plan or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Domestic Subsidiary” means (a) any Domestic Subsidiary that is owned directly or indirectly by one or more Foreign Subsidiaries, (b) any Domestic Subsidiary that is a FSHCO and (c) any Immaterial Subsidiary.
“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arising under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Letters of Credit” means the letters of credit described on Schedule 2.05(k).
“FATCA” means Sections 1471 through 1474 of the Code as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement between the governments of the United States and the jurisdiction in which the applicable Recipient is resident implementing such provisions of the Code and regulations, and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business

Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Finance Lease Obligations” means, with respect to any Person, the obligations of such Person under or in connection with a lease contract in which, under GAAP, such Person is treated as the accounting owner of the asset even though it is not the legal owner and does not take title to such asset and, as a result such Person is required under GAAP to record construction costs for these projects as an asset and a corresponding liability on its balance sheet, even though another Person legally owns and finances the construction of the asset, and, for purposes of this definition, the amount of such obligations at any date shall be the amount of Attributable Debt with respect thereto.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction other than the United States or any of its territories or possessions or any political subdivision thereof. For the avoidance of doubt, the Commonwealth of Puerto Rico is not a territory, possession or political subdivision of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of the LC Exposure with respect to Letters of Credit at such time other than such LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“FSHCO” means any Domestic Subsidiary all or substantially all of the assets of which consist of Capital Stock (and/or intercompany obligations owed or treated as owed by) one or more Foreign Subsidiaries that are CFCs or one or more Domestic Subsidiaries described in this definition.
“GAAP” means, except as provided in Section 1.04, generally accepted accounting principles as in effect from time to time in the United States of America, applied in a manner consistent with that used in preparing the financial statements of the Borrower.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee Agreement” means the Guarantee of the Guarantors, substantially in the form of Exhibit 1.01A hereto, guarantying the Obligations.
“Guarantors” means all Domestic Subsidiaries of the Borrower that Guarantee the Obligations in accordance with Section 5.10, in each case unless and until released in accordance with the Loan Documents.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“IFRS” means the international financial reporting standard which are in effect from time to time and as adopted by the International Accounting Standards Board from time to time and applied on a consistent basis.
“Immaterial Subsidiary” means, at any date of determination, each Subsidiary that (i) is not a guarantor of any other Indebtedness of the Borrower in excess of $25,000,000, (ii) has consolidated total assets, together with all Immaterial Subsidiaries that are Domestic Subsidiaries, as of the last day of then then most recent fiscal quarter of the Borrower for which financial statements have been delivered, of less than ten percent (10%) of total assets of the Borrower and its Domestic Subsidiaries as of such date, calculated on a pro forma basis giving effect to any acquisitions or dispositions of companies, divisions or lines of business since the end of such fiscal quarter and on or prior to the date of determination and (iii) has consolidated revenues (other than revenues generated from the sale or license of property between any of the Borrower and its Subsidiaries), together with all Immaterial Subsidiaries that are Domestic Subsidiaries, for the then most recent period of four fiscal quarters of the Borrower, of less than ten percent (10%) of the consolidated revenues (other than revenues generated from the sale or license of property between any of the Borrower and its Domestic Subsidiaries) of the Borrower and its Domestic Subsidiaries for such period, calculated on a pro forma basis giving effect to acquisitions or dispositions of companies, divisions or lines of business since the start of such period and on or prior to the date of determination.
“Increasing Lender” has the meaning set forth in Section 2.19.
“Incremental Term Loan” has the meaning set forth in Section 2.19.
“Incremental Term Loan Amendment” has the meaning set forth in Section 2.19.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all Capitalized Lease Obligations, Finance Lease Obligations and all Attributable Debt of such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding (i) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not over due by 180 days or more or are being contested in good faith pursuant to Section 5.04, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) intercompany payables that have a term not exceeding 364 days and made in the ordinary course of business and consistent with past practice, so long as no Default exists at the time of, or is created as a result of, the incurrence of such payables); (e) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to (i) letters of credit securing obligations (other than obligations described in clauses (a) through (d) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit) or (ii) that are otherwise cash collateralized); (f) Guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (a) through (e) above and clause (h) below; (g) all obligations of any other Person of the type referred to in clauses (a) through (f) above that are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured; (h) all obligations under any Currency Agreements and Interest Swap Obligations of such Person; (i) all Disqualified Capital Stock issued by such Person or Preferred Stock issued by such Person’s Foreign Subsidiaries with the amount of such Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; and (j) the aggregate amount of Designated Revolving Commitments in effect on such date. Notwithstanding the foregoing, “Indebtedness” shall not include any Finance Lease Obligations under or in connection with a lease contract in effect as of the Effective Date. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement; and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors (or similar governing body) of the issuer of such Disqualified Capital Stock.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligations of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Indenture” means the Indenture, dated as of the date hereof, among the Borrower, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee, relating to the Senior Notes, including all supplements, amendments or modifications thereto permitted hereunder.
“Information” has the meaning set forth in Section 9.12.
“Intellectual Property” has the meaning set forth in Section 3.16.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding

Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.
“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person (including any warrant, option or other right to acquire the foregoing). “Investment” shall exclude (i) extensions of trade credit by the Borrower and its Subsidiaries on commercially reasonable terms in the ordinary course of business and, (ii) in the case of the Borrower and its Subsidiaries, intercompany loans, advances or Indebtedness having a term, in each case, not exceeding 364 days and made in the ordinary course of business consistent with past practice, so long as no Default exists at the time of, or is created as a result of, the incurrence of such loans, advances or Indebtedness. If the Borrower or any Subsidiary of the Borrower sells or otherwise disposes of any Common Stock of any direct or indirect Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Subsidiary not sold or disposed of. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Subsidiary in respect of such Investment.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), and JPMorgan Chase Bank, N.A., in its capacity as issuer of the Existing Letters of Credit. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Swap Agreement” means any Swap Agreement between the Borrower or any Subsidiary and any Lender or any Affiliate of any Lender which is in existence on the Effective Date or which is entered into while such Person is a Lender or an Affiliate of a Lender even if such Person ceases to be a Lender or an Affiliate of a Lender after entering into such Swap Agreement.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that, if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate rounded upwards, if necessary, to the next 1/100 of 1% at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided, that, in any event and not in limitation of the foregoing, a lease shall not be deemed to be a Lien if such lease is classified as an operating lease under GAAP.
“Loan” means a loan made pursuant to Section 2.02.
“Loan Documents” means this Agreement, the Notes, the Guarantee Agreement and any other documents executed in connection herewith or therewith.
“Loan Parties” means the Borrower and the Guarantors.
“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or (b) the validity of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate outstanding principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means a “significant subsidiary” as defined in clauses (1) or (2) of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended.
“Maturity Date” means the fifth anniversary of the Effective Date.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Cash Charges” means, with respect to the Borrower or any Subsidiary, (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).
“Note” means the promissory notes substantially in the form of Exhibit 1.01B executed by the Borrower to the order of a Lender, partially evidencing the Obligations.
“Obligations” means, without duplication, (a) all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrower or any of the Guarantors to the Lenders, the Issuing Bank or the Administrative Agent under this Agreement and the Loan Documents, including, such obligations with respect to Letters of Credit, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations, (b) all obligations in respect of any Lender Swap Agreement and (c) all obligations in respect of Bank Products; provided that the Obligations shall specifically exclude the Excluded Swap Obligations.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).
“Participant” has the meaning set forth in Section 9.04(c).
“Participant Register” has the meaning set forth in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any acquisition (by merger or otherwise) by the Borrower or a Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person, if (a) immediately after giving effect thereto, no Default has occurred and is continuing or would result therefrom, (b) the business of such acquired Person, or such acquired business, is reasonably related to the business of the Borrower or a Subsidiary on the Effective Date, (c) at the time of such acquisition the Pro Forma Leverage Test is satisfied and (d) in the case of any acquisition in which the aggregate cash consideration paid by the Borrower and the Subsidiaries exceeds $25,000,000 (or the equivalent amount in a foreign currency), the Borrower has delivered to the Administrative Agent an officer’s certificate certifying that the requirement set forth in clause (c) above has been satisfied, together with all financial information reasonably requested by the Administrative Agent relating to the Person or assets acquired and reasonably detailed calculations demonstrating satisfaction of the Pro Forma Leverage Test requirement set forth above.
“Permitted Encumbrances” means:
(a)Liens imposed by law for taxes and other governmental charges that are not yet delinquent or are being contested in good faith, with adequate reserves, and the failure of such contest could not reasonably be expected to result in a Material Adverse Effect;

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith, with adequate reserves and the failure of such contest could not reasonably be expected to result in a Material Adverse Effect;

(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or in connection with Permitted Acquisitions;

(e)judgment Liens in respect of judgments that do not constitute an Event of Default;

(f)Liens of financial institutions on accounts or deposits maintained therein to the extent arising by the operation of law or within the documentation establishing said account to the extent same secure charges, fees and expenses owing or potentially owing to said institution; and

(g)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in Houston, Texas; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Financial Tests” means, collectively, the Pro Forma Consolidated Fixed Charge Coverage Test and the Pro Forma Consolidated Leverage Test.
“Pro Forma Consolidated Fixed Charge Coverage Test” means, on any date of determination, that the Fixed Charge Coverage Ratio is not less than 3.00 to 1.00.
“Pro Forma Consolidated Leverage Test” means, on any date of determination, that the Consolidated Total Leverage Ratio is not greater than 3.00 to 1.00.
“Purchase Money Indebtedness” means Indebtedness of the Borrower and its Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) the Issuing Bank, as applicable.
“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
“Register” has the meaning set forth in Section 9.04(b).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the total Commitments (or, if the Commitments have terminated or expired, the Credit Exposures) at such time. The Commitment or Credit Exposure, as applicable, of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Responsible Officer” means the chief executive officer, the president, the chief operating officer, chief financial officer, treasurer or any vice president.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment

(whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., or any successor to the rating agency business thereof.
“Sale and Leaseback Transaction” means any direct or indirect arrangement with any other Person or to which any such other Person is a party, providing for the leasing to the Borrower or any Subsidiary of any property, whether owned by the Borrower or such Subsidiary at the Effective Date or later acquired, which has been or is to be sold or transferred by the Borrower or such Subsidiary to such other Person or to any other Person from whom funds have been or are to be advanced by such other Person on the security of such Property. For the avoidance of doubt, such arrangement shall only constitute a Sale and Leaseback Transaction where the Borrower or the Subsidiary leasing such property had actual legal ownership or title to such property and shall not constitute a Sale and Leaseback Transaction where it did not have such legal ownership even though the application of accounting principles under GAAP, including those relating to build-to-suit lease arrangements, may deem ownership to have been present for accounting purposes.
“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions (at the Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Her Majesty’s Treasury of the United Kingdom, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Senior Notes” means the Borrower’s 6.500% Senior Notes due 2024.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” with respect to any Person, means: (a) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or (b) any other Person of which at least a majority of the voting interest under ordinary circumstances, or, in the case of a limited or general partnership, more than 50% of the general partnership interests of such entity, is at the time, directly or indirectly, owned by such Person, in each case, whether on the Effective Date or subsequent thereto. Unless otherwise indicated, “Subsidiary” shall mean a Subsidiary of the Borrower.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including, without limitation, Currency Agreements and agreements evidencing Interest Swap Obligations; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties attributable thereto.
“Total Assets” means, at the time of determination, the total consolidated assets of the Borrower and its Subsidiaries, determined in accordance with GAAP, as reflected on the financial statements most recently delivered pursuant to Section 4.01(g)(i), Section 5.01(a) or Section 5.01(b), as applicable.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.16(f).
“wholly-owned Subsidiary” means a Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) is owned by the Borrower and/or another wholly-owned Subsidiary.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.02Classification of Loans and Borrowings . For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.02Accounting Terms; GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements of the Borrower. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth herein, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP without giving effect to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation together with the delivery of quarterly and annual financial statements required hereunder. For purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

The Credits

Section 2.02Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02    Loans and Borrowings.

(a)Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that any Borrowing made on the Effective Date must be made as an ABR Borrowing, unless the Borrower shall have notified the Administrative Agent in writing not later than 10:00 a.m., Houston time, three (3) Business Days before the Effective Date of its election for the initial Borrowing to be a Eurodollar Borrowing. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.

(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03    Requests for Borrowings . To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Houston time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 12:00 p.m., Houston time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by telecopy or email to the Administrative Agent of a written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the aggregate amount of the requested Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the location and number of the Borrower’s account to which funds are to be disbursed.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    Reserved.

Section 2.05    Letters of Credit.

(a)General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that (a) in the event of any conflict between such application and this Agreement, this Agreement shall control, and (b) any grant of a Lien contained in such application shall be ineffective so long as this Agreement remains in place. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000 and (ii) the total Credit Exposures shall not exceed the total Commitments.

(c)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that any Letter of Credit may provide for the renewal thereof for additional periods not in excess of one-year each (which shall in no event extend beyond the date referred to in clause (ii) above).

(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by (a) the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (b) the Issuing Bank’s gross negligence or willful misconduct. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed electronically or by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the

Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Lenders holding at least fifty percent (50%) of the Commitments (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 25% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand, notice of acceleration, notice of intent to accelerate or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent consistent with the Administrative Agent’s usual practices and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 25% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)Existing Letters of Credit. Each of the Existing Letters of Credit will be considered a Letter of Credit under this Credit Agreement for all purposes.

Section 2.06    Funding of Borrowings.

(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing (without any obligation to pay any break funding payment under Section 2.15 in connection with such payment). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower pays such amount to the Administrative Agent, it shall not relieve the defaulting Lender of its legal responsibility for its default.

Section 2.07    Interest Elections.

(a)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by telecopy or email to the Administrative Agent of a written Interest Election Request signed by the Borrower in the form of the Interest Election Request attached hereto as Exhibit 2.07.

(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08    Termination and Reduction of Commitments.

(a)Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Credit Exposure would exceed the total Commitments.

(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09    Repayment of Loans; Evidence of Debt.

(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then‑unpaid principal amount of each Loan on the Maturity Date.
(b)Each Lender shall maintain in accordance with its usual practice a record evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the records maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10    Prepayment of Loans.

(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section, in each case without premium or penalty other than as specified in Section 2.15.

(b)The Borrower shall notify the Administrative Agent by telephone (confirmed in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 (other than prepayments required under paragraph (c)). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(c)If at any time the total Credit Exposures exceed the Total Commitments, the Borrower shall (i) prepay Borrowings in an aggregate principal amount equal to such excess, and (ii) if any excess remains after prepaying all of the Borrowings as a result of LC Exposure, pay to the Administrative Agent on behalf of the Lender an amount equal to such excess to be held as cash collateral as provided in Section 2.05(j).

Section 2.11    Fees.

(a)The Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused fee, which shall accrue at the Unused Fee Rate described in the definition of “Applicable Margin” on the daily unutilized amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued unused fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All unused fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For the purposes of calculating the unused Commitment of each Lender, LC Exposure shall count as usage.

(b)The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of unused fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.12    Interest.

(a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) any request for a new Eurodollar Borrowing shall be made as an ABR Borrowing.
Section 2.14    Increased Costs.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender, the Issuing Bank or such other Recipient, the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16    Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(b)Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a
U.S. Borrower,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement

(and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.16A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or
(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16B or Exhibit 2.16C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16D on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such

Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Defined Terms. For purposes of this Section 2.16, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.

Section 2.17    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon, Houston time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 712 Main Street, Houston, Texas, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.14, Section 2.15 or Section 2.16 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.05(e), Section 2.06(b), Section 2.17(d) or Section 9.03(c) then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.18    Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, or any Lender refuses to consent to an amendment, modification or waiver of this Agreement that requires consent of 100% of Lenders pursuant to Section 9.02 hereof, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the proposed assignee is not at such time a Lender, the Borrower shall have received the prior written consent of the Administrative Agent (except in the case of an assignment to an Affiliate of a Lender) and the Issuing Bank, in each case, which consent shall not unreasonably be withheld, delayed or conditioned, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments in the future and (iv) in the case of any such assignment resulting from a Lender refusing to consent to an amendment, modification or waiver of this Agreement that requires consent of 100% of Lenders pursuant to Section 9.02 hereof, the applicable assignee shall have consented to the applicable amendment, modification or waiver. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19    Expansion Option. The Borrower may from time to time elect to increase the Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $200,000,000. The Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Person described in Section 9.04(b)(ii)(E) may be an Augmenting Lender), which agree to increase their existing Commitments, or to participate in such Incremental Term Loans, or provide new Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Borrower, the Administrative Agent and, in the case of a new Commitment, the Issuing Bank (in each case, such approval not to be unreasonably withheld, delayed or conditioned), (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit 2.19A hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit 2.19B hereto and (iii) each Lender may elect to increase its Commitment, or participate in Incremental Term Loans, in its sole and absolute discretion. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.19. Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.19 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower and (B) the Pro Forma Financial Tests shall be satisfied and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrower to borrow hereunder after giving effect to such increase or tranche. On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans, and (ii) except in the case of any Incremental Term Loans, the Borrower shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall, in respect of each Eurodollar Loan, be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank equal to right of payment with the Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.19. Nothing contained in this Section 2.19 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.

Section 2.20    Cash Collateral.

(a)At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount equal to such Fronting Exposure as of such date.

(b)Grant of Security Interest. Contemporaneously with the provision of Cash Collateral consisting of cash or deposit account balances, the Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender shall be deemed to have granted at that time to the Administrative Agent, for the benefit of the Issuing Bank, and thereafter shall agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to paragraph (c) below. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender each agree to execute and deliver any such documents and take such further action as may be reasonably requested by the Administrative Agent in order to create or perfect the security interest contemplated by the preceding sentence or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies thereunder. To the extent an intercreditor arrangement in respect of such Cash Collateral is required pursuant to the terms of any other Debt of the Borrower, the Administrative Agent agrees to negotiate such arrangement in good faith with the holder or holders of such Debt.

(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 or Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20, and shall be returned promptly to the Borrower or the applicable Defaulting Lender, as the case may be, following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.21 the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.21    Defaulting Lenders.

(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and the last sentence of Section 9.02(b).

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.20; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(A)Each Defaulting Lender shall be entitled to receive participation fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20.

(B)With respect to any participation fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, prepay the Loans in an amount sufficient to effect fully the reallocation described in clause (iv) above or Cash Collateralize with respect to the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:
Section 3.01    Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its organization and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, has all requisite power and authority to carry on its business as now conducted, and is qualified to do business in, and is in good standing (or its equivalent, to the extent such concept is applicable in the respective jurisdiction) in, its jurisdiction of organization and every jurisdiction where such qualification is required.

Section 3.02    Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action on the part of the Borrower. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03    Governmental Approvals; No Conflicts. Excluding any such action required to be taken by the Lenders, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by any Governmental Authority except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable law or regulation, (ii) the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or (iii) any order of any Governmental Authority, (c) will not result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary except in each case under clauses (a), (b), (c) or (d), as could not reasonably be expected to result in a Material Adverse Effect.

Section 3.04    Financial Condition; No Material Adverse Change.

(a)The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2014, reported on by KPMG LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)As of the Effective Date, since December 31, 2014, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole.

Section 3.05    Properties. Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes in such a way that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.06    Litigation and Environmental Matters.

(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any reasonable basis for any Environmental Liability.

Section 3.07    Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08    Investment Company Status. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09    Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to file such returns and reports or pay such Taxes could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.11    Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together with the Borrower’s filings with the Securities and Exchange Commission, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, (i) with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (ii) with respect to financial statements, the

Borrower represents only that such financial statements present fairly, in all material respects, the financial position and results of operation and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP.

Section 3.12    Subsidiaries. Schedule 3.12 to the Disclosure Letter sets forth the name of, and the ownership interest of the Borrower and any Subsidiary in, each Subsidiary and identifies which are Foreign Subsidiaries and Guarantors, in each case as of the Effective Date. The shares of capital stock or other ownership interests of each Subsidiary are owned by the Borrower, directly or indirectly, free and clear of all Liens.

Section 3.13    Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock (as defined in Registration U of the Board). The proceeds of the Loans and the Letters of Credit will not be used in a way that will result in any of the Loans or the Letters of Credit under this Agreement being in violation of Regulation U or Regulation X of the Board. Following the application of the proceeds of each Loan, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be “margin stock”.

Section 3.14    Use of Proceeds. The proceeds of the Loans shall be used to repay existing Indebtedness, for working capital and for general corporate purposes (including, without limitation, Permitted Acquisitions) of, in each case, the Borrower and the Subsidiaries.

Section 3.15    Solvency. On the Effective Date and after giving effect to the provisions of the Loan Documents, (a) the fair market value of the assets of each Loan Party will exceed their debts and liabilities; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities; (c) each Loan Party (individually and/or on a consolidated basis) will be able to pay its debts and liabilities as they become absolute and mature; and (d) each Loan Party (individually and/or on a consolidated basis) will not have unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted following the Effective Date.

Section 3.16    Intellectual Property.

(a)Each of the Borrower and the Subsidiaries owns, or is licensed to use, all patents, patent applications, trademarks (whether registered or not), trademark applications, trade names, service marks, and copyrights owned by the Borrower or any Subsidiary (the “Intellectual Property”) material to its business. As of the Effective Date, (i) except as could not reasonably be expected to have a Material Adverse Effect, none of the Intellectual Property has been declared invalid or is the subject of a pending or, to the knowledge of the Borrower or any Subsidiary, threatened in writing action for cancellation or a declaration of invalidity, and there is no pending judicial proceeding involving any claim, and neither the Borrower nor any Subsidiary has received any written notice or claim, of any infringement, misuse or misappropriation by the Borrower or any Subsidiary of any trademark, trade name, copyright, license or similar intellectual property right owned by any third party and (ii) there is no pending judicial proceeding involving any claim, and neither the Borrower nor any Subsidiary has received any written notice or claim, of any infringement, misuse or misappropriation by the Borrower or any Subsidiary of any patent owned by any third party.

(b)To the knowledge of the Borrower and the Subsidiaries, the conduct by the Borrower and the Subsidiaries of their respective businesses as presently conducted does not conflict with, infringe on,

or otherwise violate any copyright, trade secret, or patent rights of any Person except where such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect.

Section 3.18    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV

Conditions

Section 4.01    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent (or its counsel) shall have received from each Loan Party, in form and substance satisfactory to it:

(a)a counterpart of this Agreement signed by the Borrower;

(b)a Note for each Lender requesting a Note on the Effective Date;

(c)the executed Guarantee Agreement from each Domestic Subsidiary that is not an Excluded Domestic Subsidiary;

(d)favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Wilson Sonsini Goodrich & Rosati, counsel for the Loan Parties and covering such matters relating to the Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion;

(e)such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent;

(f)a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02;

(g)(i) satisfactory audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) satisfactory unaudited consolidated balance sheet and related statements of operations and cash flows of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this Section 4.01(g) as to which such financial statements are available;

(h)a Borrowing Request;

(i)projections for the Borrower and the Subsidiaries for fiscal year 2015 prepared by the Borrower in form and substance reasonably satisfactory to the Administrative Agent;

(j)evidence satisfactory to the Administrative Agent that all governmental and third party approvals necessary in connection with the Transactions and the continuing operations of the Borrower and the Subsidiaries have been obtained and are in full force and effect;

(k)evidence satisfactory to the Administrative Agent that all Indebtedness under that certain Revolving Credit Agreement dated September 26, 2011, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, has been paid in full, all commitments thereunder have been terminated and all liens related thereto have been released and terminated;

(l)all information regarding the Borrower and the Subsidiaries that it is required to collect pursuant to the USA Patriot Act;

(m)all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder;

(n)evidence satisfactory to the Administrative Agent that the issuance of the Senior Notes pursuant to the Indenture shall occur substantially concurrently with or immediately prior to the closing of this Agreement; and

(o)such other documents or items as the Administrative Agent may reasonably request.

Section 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except that any representation or warranty which by its terms is made as of an earlier date shall be true and correct as of such earlier date).

(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) there shall have been no events that have, or could reasonably be expected to cause, a Material Adverse Effect since the date of the last such issuance or Borrowing.

(c)The Borrower shall have delivered a Borrowing Request to the Administrative Agent in accordance with Section 2.03 or a request for the issuance, amendment, renewal or extension of a Letter of Credit to the Issuing Bank and the Administrative Agent in accordance with Section 2.05(b).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 5.01    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a)within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” explanatory paragraph or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10 (in the form of the compliance certificate attached hereto as Exhibit 5.01 (a “Compliance Certificate”)) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(e)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Reports or financial information required to be delivered pursuant to Sections 5.01(a), 5.01(b) or 5.01(d) (to the extent any such financial statements, reports, proxy statements or other materials are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet site website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that, in each case, (a) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent or such Lender and (b) the Borrower shall, or shall cause a third party to, notify the Administrative Agent and each Lender (by email) of the posting of any such documents. Notwithstanding anything to the contrary contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificate required by Section 5.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining copies of such documents.
Section 5.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:

(a)the occurrence of any Default;

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03    Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of organization and the rights, licenses, permits, privileges and franchises material to the conduct of its business unless the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04    Payment of Obligations. Other than contractual obligations relating to Indebtedness, the Borrower will, and will cause each Subsidiary to, comply with its contractual obligations, including payment of its obligations, including Tax liabilities, with respect to which the failure of such compliance could result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to comply pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05    Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.06    Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent and, if a Default is then continuing, any Lender, upon reasonable prior notice and in compliance with the Borrower’s security policy, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Notwithstanding Section 9.03, if no Default is then continuing or is discovered during such inspection, the Administrative Agent and the Lenders shall bear all costs and expenses associated with (i) any inspections in excess of one per calendar year and (ii) any inspections of properties outside of the 48 contiguous states of the United States.

Section 5.07    Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including, without limitation, Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.08    Use of Proceeds and Letters of Credit. The proceeds of the Loans shall be used to repay existing Indebtedness, for working capital and for general corporate purposes (including, without limitation, Permitted Acquisitions) of, in each case, the Borrower and the Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the general corporate purposes of the Borrower and the Subsidiaries. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09    Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customary among companies of established reputation engaged in the same or similar businesses and operating in the same or similar locations. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

Section 5.10    Required Guarantors.

(a)Subject to Section 5.10(b), the Borrower at all times shall cause all Domestic Subsidiaries other than Excluded Domestic Subsidiaries to be Guarantors.

(b)If any Domestic Subsidiary (other than an Excluded Domestic Subsidiary) is formed or acquired after the Effective Date, or if any Excluded Domestic Subsidiary ceases to be an Excluded Domestic Subsidiary, the Borrower will, within ten (10) Business Days (as such period of time may be extended by the Administrative Agent in its sole discretion), notify the Administrative Agent and the Lenders thereof and promptly but in no event later than twenty (20) Business Days (as such period of time may be extended by the Administrative Agent in its sole discretion) after such event cause such Subsidiary to execute a Guarantee Agreement.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 6.01    Indebtedness Covenant. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)the Obligations;

(b)Indebtedness existing on the Effective Date and set forth on Schedule 6.01(b) to the Disclosure Letter and amendments, extensions, renewals, refinancing, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, in the case of Indebtedness of any Subsidiary that is not a Guarantor to any Loan Party, that (i) no Default exists at the time of, or is created as a result of, the incurrence of such Indebtedness and (ii) at the time of such incurrence, the Pro Forma Financial Tests are satisfied;

(d)Purchase Money Indebtedness, Capitalized Lease Obligations, Finance Lease Obligations and mortgage financings assumed or incurred in connection with the acquisition of any assets by the Borrower or any Subsidiary or secured by a Lien on any such asset prior to the acquisition thereof, and amendments, extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) no Default exists at the time of, or is created as a result of, the incurrence of such Indebtedness and (ii) at the time of such incurrence, the Pro Forma Financial Tests are satisfied;

(e)Acquired Indebtedness of any Subsidiary in existence (but not incurred or created in connection with or in contemplation of an acquisition) on the date on which such Subsidiary is acquired by the Borrower or any Subsidiary pursuant to a Permitted Acquisition and amendments, extensions, renewals, refinancings, refundings and replacements of such Indebtedness that do not increase the outstanding principal amount thereof, provided that (i) neither the Borrower nor any of the Subsidiaries existing before giving effect to such acquisition has any obligation with respect to such Indebtedness, (ii) none of the properties of the Borrower or any of the Subsidiaries existing before giving effect to such acquisition is bound with respect to such Indebtedness and (iii) at the time of such incurrence, the Pro Forma Financial Tests are satisfied;

(f)Indebtedness of the Borrower or any Subsidiary in respect of the financing of insurance premiums with providers of such insurance or their Affiliates in the ordinary course of business;

(g)Indebtedness arising from or representing deferred compensation to employees, directors and consultants of the Borrower or any Subsidiary incurred in the ordinary course of business;

(h)unsecured Indebtedness of Subsidiaries that are not Guarantors in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;

(i)Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $300,000,000 at any time outstanding;

(j)Indebtedness in respect of Sale and Leaseback Transactions in an aggregate amount not to exceed $150,000,000 at any time outstanding;

(k)Indebtedness of the Borrower and its Subsidiaries in an aggregate amount at any time outstanding not to exceed, at the time such Indebtedness is incurred, assumed or created, the sum of $250,000,000 and five percent (5%) of Total Assets; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (k) by Subsidiaries that are not Guarantors shall not exceed $175,000,000 at any time outstanding;

(l)Indebtedness in respect of the Senior Notes in an aggregate principal amount at any time outstanding not to exceed $500,000,000 and Guarantees in respect thereof;

(m)Indebtedness in respect of Swap Agreements permitted by Section 6.06;

(n)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of incurrence;

(o)Indebtedness of the Borrower or any of its Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety, bid, appeal or similar bonds, completion guarantees, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(p)Indebtedness of the Borrower or any Subsidiary consisting of “earn-out” obligations, guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets (including Capital Stock) so long as no Default exists at the time of, or is created as a result of, the incurrence of such Indebtedness;

(q)Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees or similar instruments issued or created in the ordinary course of business, including in respect of health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 60 days following the incurrence thereof so long as no Default exists at the time of, or is created as a result of, the incurrence of such Indebtedness;

(r)unsecured Indebtedness of any Loan Party not permitted by any other clause of this Section 6.01; provided that (i) no Default exists at the time of, or is created as a result of, the incurrence of such Indebtedness and (ii) at the time of such incurrence, the Pro Forma Financial Tests are satisfied.

For purposes of determining compliance with this Section 6.01, in the event that all or a portion of an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (r) above, the Borrower shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness, in whole or in part, in any manner that complies with this covenant. Accrual of interest, whether payable in cash or in kind, accretion or amortization of original issue discount, imputed interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock, as applicable, for purposes of this Section 6.01.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated by the Borrower based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such new Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this Section 6.01 will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
Section 6.02    Lien Covenant. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:
(a)Permitted Encumbrances;

(b)Any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth on Schedule 6.02(b) to the Disclosure Letter; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than additions, accessions and improvements to such property or asset and proceeds covered by the original grant thereof) and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and amendments, extensions, renewals, refinancings, refundings and replacements thereof as permitted under Section 6.01(b);

(c)Any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary and securing Acquired Indebtedness permitted under Section 6.01(e); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (other than additions, accessions and improvements to such property or asset and proceeds covered by the original grant thereof) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and amendments, extensions, renewals, refinancings, refundings and replacements thereof as permitted under Section 6.01(e);

(d)Liens on assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Purchase Money Indebtedness, Finance Lease Obligations, mortgage financings and Capitalized Lease Obligations permitted pursuant to Section 6.01(d), (ii) such Liens and the Indebtedness secured thereby (other than amendments, extensions, renewals, refinancings, refundings and replacements thereof as permitted under Section 6.01(d)) are incurred prior to or within 90 days (or such longer period if necessary solely to obtain any permits or licenses required in connection with such acquisition, construction or improvement) after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary (other than additions, accessions and improvements to such property or asset and proceeds covered by the original grant thereof);

(e)Liens arising in the ordinary course of business to secure obligations other than Indebtedness that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(f)Liens that secure Indebtedness permitted under Section 6.01(f), (j) or (k);

(g)Liens that secure Indebtedness permitted under Section 6.01(i); provided that (i) such Liens shall not apply to any property or assets of any Loan Party and (ii) the aggregate amount of Indebtedness secured by such Liens shall not exceed $250,000,000 at any time outstanding;

(h)purchase options, calls or similar rights of third parties that are incurred in connection with Investments permitted under Section 6.04(o);

(i)Liens on Cash Collateral pursuant to Section 2.05(j), Section 2.20 or Section 2.21;

(j)Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k)Liens securing reimbursement obligations with respect to commercial letters of credit issued in the ordinary course of business which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(l)leases, subleases, licenses and sublicenses granted to others in the ordinary course of business;

(m)Liens arising from the precautionary filing of Uniform Commercial Code financing statements regarding leases otherwise permitted hereunder;

(n)Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods in the ordinary course of business;

(o)Liens (i) on inventory held by and granted to a local distribution company in the ordinary course of business and (ii) in accounts purchased and collected by and granted to a local distribution company in the ordinary course of business that has agreed to make payments to the Borrower or any of its Subsidiaries for such amounts; and

(p)other Liens that secure obligations (including Indebtedness) in an outstanding amount not to exceed, at the time such obligations are incurred, assumed or created, five percent (5%) of Total Assets.

Section 6.03    Limitation on Fundamental Changes; Lines of Business.

(a)The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or, in the case of any Loan Party, liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)any Subsidiary may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii)any Subsidiary may merge into or consolidate with any other Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided that if such transaction involves a Guarantor, the Guarantor survives such transaction;

(iii)any Subsidiary may merge with or into or consolidate with any other Person in a Permitted Acquisition; provided that either (i) such Subsidiary is the surviving entity of such transaction or (ii) if such Subsidiary is not the surviving entity, the surviving entity and/or the Borrower, as applicable, complies with the provisions of Section 5.10(b) within the time limits required thereby;

(iv)any Guarantor may liquidate or dissolve if its sole shareholders are Loan Parties and the assets of such Guarantor are transferred to one or more Loan Parties; and

(v)any Subsidiary may liquidate or dissolve if the assets of such Subsidiary are transferred to the Borrower or the shareholders of such Subsidiary.

(b)The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the types conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related thereto.

Section 6.04    Restrictions on Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Subsidiary to, purchase, hold or acquire any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)Cash Equivalents;

(b)Investments existing on the Effective Date and set forth on Schedule 6.04(b) to the Disclosure Letter;

(c)Investments by the Borrower or any Subsidiary in the Borrower or any Subsidiary; provided, in the case of Investments by any Loan Party in a Subsidiary that is not a Guarantor, that (i) no Default exists at the time of, or is created as a result of, such Investment and (ii) at the time of such Investment, the Pro Forma Financial Tests are satisfied;

(d)Guarantees constituting permitted Indebtedness under Section 6.01;

(e)Permitted Acquisitions;

(f)Extensions of trade credit on commercially reasonable terms in the ordinary course of business;

(g)Loans and advances to employees of the Borrower or any Subsidiary in the ordinary course of business (including for travel and entertainment expenses) in an outstanding aggregate amount not to exceed $10,000,000 at any time;

(h)Investments by the Borrower or any Subsidiary received in connection with the bankruptcy or reorganization of or settlement of, delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(i)Investments received as a result of transactions permitted by Section 6.03;

(j)Swap Agreements permitted under Section 6.06;

(k)Investments resulting from the creation of Liens on the assets of the Borrower or any of its Subsidiaries permitted under Section 6.02;

(l)Investments represented by guarantees of obligations that are otherwise permitted under this Agreement;

(m)lease, utility and other similar deposits in the ordinary course of business;

(n)capped call(s), call spread(s) or bond hedge and warrant transaction(s) entered into by the Borrower concurrently with the issuance of convertible or exchangeable debt to hedge the Borrower’s stock price risk with respect to such debt that are deemed necessary or advisable to effect such hedge in the good faith judgment of the Board of Directors of the Borrower; and

(o)Investments not permitted by any other clause of this Section; provided that, at the time such Investment is made, (i) no Default exists, or is created as a result of, such Investment and (ii) the Pro Forma Financial Tests are satisfied.

Section 6.05    Limitation on Asset Sales. The Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease (other than operating leases entered into in the ordinary course of business) or otherwise dispose of (each, a “disposition”) any asset, including any Equity Interest, owned by it, and including any assignment or sale of any income or revenues (including accounts receivable) or rights in respect thereof, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)dispositions of inventory and used or surplus equipment in the ordinary course of business;

(b)(i) dispositions and issuances to the Borrower or any Guarantor and (ii) dispositions and issuances by a Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor;

(c)dispositions in connection with Sale and Leaseback Transactions with third parties on an arm’s-length basis;

(d)the issuance and sale of directors’ qualifying shares and shares as required by applicable law to be held by a Person other than the Borrower or a Subsidiary;

(e)dispositions of Cash Equivalents;

(f)Restricted Payments permitted under Section 6.07;

(g)the sale or discount, in each case, without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(h)the grant of Liens not prohibited by this Agreement or any disposition pursuant thereto;

(i)the licensing of intellectual property in the ordinary course of business;

(j)dispositions of accounts receivable to local distribution companies under guaranteed receivables agreements entered into in the ordinary course of business; and

(k)dispositions of assets (other than accounts receivable or inventory) not otherwise permitted by any other clause of this Section (including dispositions by the Borrower or any Guarantor to any Subsidiary that is not a Guarantor, but excluding, for the avoidance of doubt, Investments in Subsidiaries that are not Guarantors permitted under Section 6.04); provided that (i) all dispositions made pursuant to this clause (k) shall be made for fair market value, (ii) no Default exists at the time of, or is created as a result of, such disposition and (iii) the aggregate book value of all assets disposed of in reliance upon this clause (k) shall not exceed 20% of Total Assets in any fiscal year.

Section 6.06    Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks (including foreign exchange risks) to which the Borrower or any Subsidiary has actual exposure, (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) as permitted by Section 6.04(n).

Section 6.07    Limitations on Restricted Payments, Prepayments of Subordinated Indebtedness and Modifications of Subordinated Indebtedness.

(a)The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to make during the term hereof, directly or indirectly, any Restricted Payment to any Person other than a Loan Party unless the following conditions are satisfied (determined when such Restricted Payment is made): (i) no Default shall have occurred and be continuing or result from or, with respect to agreements to make Restricted Payments, reasonably be expected to result from, the making of such Restricted Payment and (ii) the Pro Forma Financial Tests are satisfied. Notwithstanding the preceding sentence, (A) a Subsidiary may declare and make and may agree to make Restricted Payments to its equity holders on a pro rata basis or to the Borrower or any other Loan Party, (B) the Borrower and its Subsidiaries may declare and make and may agree to make the following Restricted Payments: (1) non-cash dividends, distributions and other payments in the form of, by conversion into, in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests and (2) the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest held by any current or former employee, director or consultant of the Borrower or a Subsidiary (or any permitted transferee or authorized representative of the foregoing) pursuant to any management equity subscription agreement, stock option agreement, stock plan or similar agreement or upon the exercise of any option, warrant, purchase right or other Equity Interest issued pursuant thereto, (C) the Borrower and its Subsidiaries may agree to make a Restricted Payment if it is a condition precedent to such Restricted Payment that the Borrower terminate this Agreement and satisfy all Obligations (other than contingent obligations for which no claim has been made; (D) the Borrower may pay any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (E) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants shall be permitted if such Capital Stock represents a portion of the exercise price and related statutory withholding taxes of such options or warrants; and (F) the Borrower and its Subsidiaries may make cash payments in lieu of the issuance of fractional shares in connection with (i) the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower or (ii) a merger, consolidation, amalgamation or other combination involving the Borrower or any of its Subsidiaries that is otherwise permitted hereunder.

For purposes of determining compliance with this Section 6.07(a), in the event that a Restricted Payment meets the criteria of more than one of the categories described in clauses (A) through (F) of such Section, the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 6.07(a).
(b)The Borrower will not, nor will it permit any Subsidiary to, make or agree to make, directly or indirectly, any payment (whether in cash, securities or other property) in respect of principal of or interest on any Indebtedness that is subordinated in writing in right of payment to the Obligations, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of such subordinated Indebtedness, except:

i.regularly scheduled and other mandatory interest and principal payments on or after the due date therefor in respect of any such Indebtedness;

ii.refinancings, renewals, refundings and replacements of such subordinated Indebtedness if any such new Indebtedness is (i) permitted under Section 6.01 and (ii) is subordinated in right of payment to the Obligations at least to the same extent in all material respects as the Indebtedness being refinanced, renewed, refunded or replaced;

iii.the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted hereunder;

iv.the payment of Indebtedness of any Person acquired by the Borrower or any Subsidiary that exists on the date of such acquisition; provided that such Person becomes a Subsidiary as a result of such acquisition;

v.payments by the Borrower in the form of, by conversion into, in exchange for, or out of the substantially concurrent sale of, Equity Interests and cash payments in lieu of fractional shares;

vi.payments to the Borrower or a Subsidiary in respect of intercompany Indebtedness;
vii.any agreement to make a payment in respect of principal or interest on such subordinated Indebtedness if it is a condition precedent to such payment that the Borrower terminate this Agreement and satisfy all Obligations (other than contingent obligations for which no claim has been made); and

viii.other prepayments of Indebtedness by the Borrower or any Subsidiary not permitted by any other clause of this Section 6.07; provided that no Default exists at the time after giving effect to such prepayment, and the Borrower and its Subsidiaries have at least $100,000,000 of total liquidity, including (A) unrestricted cash, (B) Cash Equivalents and (C) unused Commitments as of such date.

(c)The Borrower will not, and will not permit any Subsidiary to, amend, supplement or otherwise modify the terms of any Indebtedness that is subordinated in writing in right of payment to the Obligations to (i) accelerate the time of any scheduled or other mandatory payments in respect thereof, (ii) impair or reduce the subordination thereof, (iii) except as permitted by this Agreement, grant any collateral to secure such Indebtedness or (iv) increase the principal amount of, or interest on, such Indebtedness.

Section 6.08    Restrictions on Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Subsidiaries not involving any other Affiliate of the Borrower to the extent such transactions are otherwise permitted hereunder, (c) Investments in Affiliates permitted under Section 6.04(o), (d) sales of Equity Interests in the Borrower to Affiliates of the Borrower and the granting of registration and other customary rights in connection therewith, (e) loans, advances and payments of reasonable fees and out-of-pocket expenses and compensation paid (whether in cash or the issuance of Capital Stock of the Borrower) to and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any Subsidiary of the Borrower, in each case, in the ordinary course of business; and (f) Investments permitted by Section 6.04 and Restricted Payments permitted by Section 6.07.

Section 6.09    Restrictions on Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its properties or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary that are, in each case in this clause (b), more restrictive than that which exists as of the Effective Date; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or order or by any Loan Document, (ii) intentionally omitted, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or other assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or other asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured obligations permitted by this Agreement; provided that such restrictions or conditions apply only to the property or assets securing such obligations; (v) the foregoing shall not apply to (A) leases, licenses and other agreements entered into in the ordinary course of business (other than for Indebtedness); provided that such restrictions or conditions apply only to such lease, license or other agreement and the property or assets that are the subject of such leases, licenses or other agreements, and (B) provisions in corporate charters, bylaws, stockholders agreements, partnership agreements, limited liability company agreements and similar agreements entered into in connection with Investments in less than wholly-owned Subsidiaries permitted by Section 6.04 and negotiated in good faith and not with the purpose of avoiding the restrictions of this Section; (vi) the foregoing shall not apply to restrictions or conditions contained in the Indenture as in effect on the Effective Date or in any the Senior Notes or any guarantees of the Senior Notes issued pursuant thereto (in such forms attached to the Indenture as in effect on the Effective Date); (vii) the foregoing shall not apply to restrictions or conditions contained in any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (viii) the foregoing shall not apply to restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien; (ix) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the equity interests therein) entered into in the ordinary course of business; (x) the foregoing shall not apply to customary non-assignment provisions in leases, licenses and other contracts; and (xi) the foregoing shall not apply to restrictions imposed on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, entered into in the ordinary course of business.

Section 6.10    Financial Covenants.

(a)The Borrower will not permit the Consolidated Total Leverage Ratio as of the last day of each fiscal quarter to be greater than 3.00 to 1.00.

(b)The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of each fiscal quarter to be less than 3.00 to 1.00.

Section 6.11    Fiscal Year. The Borrower shall not change its fiscal year without the consent of the Administrative Agent.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence) or Section 5.08, Section 5.10 or in Article VI;

(e)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period;

(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any redemption, repurchase, conversion or settlement with respect to any convertible or exchangeable debt pursuant to its terms or (iii) any early payment requirement or unwinding or termination with respect to any capped call(s), call spread(s) or bond hedge and warrant transaction(s) permitted by Section 6.04(n);

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)(A) any Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors or (B) the board of directors (or similar governing body) of any Loan Party or any Material Subsidiary shall adopt a resolution authorizing the Borrower or any Material Subsidiary to take any of the foregoing actions described in clause (i)(A);

(j)any Loan Party or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged, unpaid or unsatisfied for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred or are continuing, could reasonably be expected to result in a Material Adverse Effect; or

(m)a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) take such other steps to collect the Loans and protect the interest of the Lenders as shall be allowed by law or in equity.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent

and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with, if no Default is then continuing, the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned), to appoint a successor. If no successor shall have been so appointed by the Required Lenders (and, if applicable, consented to by the Borrower) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank.
If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, if no Default is then continuing, with the consent of the Borrower (not to be unreasonably withheld, delayed or conditions), appoint a successor. If no such successor shall have been appointed by the Required Lenders (and, if applicable, consented to by the Borrower) and shall have accepted such appointment within 30 days (or such earlier date as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

Section 9.01    Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:

(i)if to the Borrower, to it at 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218, Attention of Karl Pichler, Chief Financial Officer (Phone No. (210) 312-1177; Telecopy No. (210) 312-0030; E-Mail Address karl.pichler@rackspace.com), with a copy to William Alberts, Vice President, Legal (Phone No. (210) 312-5205; Telecopy No. (210) 312-4848; E-Mail Address william.alberts@rackspace.com);

(ii)if to the Administrative Agent or Issuing Bank, to JPMorgan Chase Bank, Loan and Agency Services Group, 10 South Dearborn, 19th Floor, Chicago, Illinois 60603-2003, Attention Yuvette Owens (Phone No. (312) 385-7021; Telecopy No. (888) 303-9732; E-Mail Address jpm.agency.servicing.1@jpmchase.com), and a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, New York, 10017, Attention Justin B. Kelley (Phone No. (212) 622-8808; Telecopy No. (917) 464-6072; E-Mail Address justin.b.kelley@jpmorgan.com); and

(iii)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02    Waivers; Amendments; Release of Guarantors.

(a)No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, postpone the scheduled date of expiration of any Commitment or amend Section 2.05(c) in a manner that would permit Letters of Credit to be issued with an expiration date after the Maturity Date, in each case, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release any Guarantor without the consent of each Lender (other than Defaulting Lenders), (vi) change any provisions of Section 2.20, Section 2.21 or the definition of “Defaulting Lender” without the consent of each Lender, or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that no agreement effecting any of the changes described above in clauses (i) through (iii) that affects such Defaulting Lender may be entered into without the consent of such Defaulting Lender.

(c)Notwithstanding any contrary position in this Agreement or any other Loan Document, if (i) a Guarantor is no longer a Subsidiary and (ii) at the time such Guarantor became a non-Subsidiary, no Event of Default then existed, then such Guarantor shall be automatically released from its obligations under the Guarantee Agreement to which it is a party, without need for any formal action by the Administrative Agent or any Lender; and the Administrative Agent will confirm such release by a notice to the Borrower upon receipt of a request therefor.

Section 9.03    Expenses; Indemnity; Damage Waiver.

(a)The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee but, with respect to the expenses, fees, charges and disbursements described in subparagraphs (a)(i) and (a)(ii) of this Section, only to the extent reasonable, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether bought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee, (ii) the material breach by such Indemnitee of its express obligations under this Agreement or any Loan Document pursuant to a claim initiated by the Borrower or (iii) any dispute solely among Indemnitees (not arising as a result of any act or omission by the Borrower or any of its Subsidiaries or Affiliates) other than claims against the Administrative Agent in its capacity or fulfilling its role as administrative agent hereunder. This Section 9.03(b) shall not apply to any Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses from any non-Tax claim.

(c)To the extent that the Borrower fails to pay any amount required to be paid by it to (i) the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Issuing Bank such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Issuing Bank in its capacity as such, and (ii) the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay its pro-rata share of such amount to the Administrative Agent.

(d)To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e)All amounts due under this Section shall be payable promptly after written demand therefor.

(f)The indemnification and reimbursement provisions contained herein with respect to fees of counsel shall be limited to one counsel for all Indemnitees (and one additional counsel in each applicable foreign jurisdiction), unless a conflict of interest exists among Indemnitees in which case each Indemnitee affected by such conflict of interest shall have separate counsel, the fees of which shall be reimbursed by the Borrower (except to the extent resulting from the gross negligence or willful misconduct of an Indemnitee, as determined by a court of competent jurisdiction by final and nonappealable judgment).

Section 9.04    Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee, provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof;

(B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender or an Affiliate of a Lender; and

(C)the Issuing Bank.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the

Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)no assignment shall be made to (1) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (3) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement other than Section 9.12 (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 9.03; provided that such release shall not affect any legal responsibility for such Lender’s actions and failures to act occurring before the effective date of such Assignment and Assumption). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b)

of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.05(e), Section 2.06(b), Section 2.17(d), or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) by its acceptance of such participation, such Participant shall be deemed to have consented to be bound by Section 9.12. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14 and Section 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s express prior written consent and knowledge of the increased costs or Taxes associated with such Participant’s participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(f) as though it were a Lender.

(iii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16, Section 9.03, Section 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which may be delivered by electronic or telecopy transmission and each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held in a fiduciary capacity for a third party) at any time held and other obligations at any time owing by such Lender, the Issuing Bank or such

Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement held by such Lender or the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or such Affiliate shall have made any demand under this Agreement and although such obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owed to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, the Issuing Bank or their respective Affiliates may have.

Section 9.09    Governing Law; Jurisdiction; Consent to Service of Process.

(a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or (i) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility established hereby. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Related Parties relating to the Borrower, the Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the

Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14    USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 9.15    Keepwell. The Borrower hereby guarantees the payment and performance of all Obligations of each other Loan Party and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party in order for such Loan Party to honor its obligations under its respective Guarantee Agreement including obligations with respect to Swap Obligations (provided, however, that the Borrower shall only be liable under this Section 9.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.15, or otherwise under this Agreement or any other Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 9.15 shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Issuing Bank, the Administrative Agent and each other Person to whom such Obligations are owed, and all of the Commitments are terminated. The Borrower intends that this Section 9.15 constitute, and this Section 9.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. This guarantee is a guarantee of payment and not of collection.

Section 9.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RACKSPACE HOSTING, INC.
By	/s/ KARL PICHLER
Karl Pichler
Chief Financial Officer

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT,
ISSUING BANK AND LENDER:

JPMORGAN CHASE BANK, N.A.
By	/s/ JUSTIN KELLEY
Name:	Justin Kelley
Title:	Vice President

Signature Page to Credit Agreement

CO-SYNDICATION AGENT:

MORGAN STANLEY SENIOR FUNDING, INC.
By	/s/ MICHAEL KING
Name:	Michael King
Title:	Vice President

Signature Page to Credit Agreement

CO-SYNDICATION AGENT
AND LENDER:

GOLDMAN SACHS BANK USA
By	/s/ REBECCA KRATZ
Name:	Rebecca Kratz
Title:	Authorized Signatory

Signature Page to Credit Agreement

CO-SYNDICATION AGENT
AND LENDER:

WELLS FARGO BANK, N.A.
By	/s/ STUART EDWARDS
Name:	Stuart Edwards
Title:	Vice President

Signature Page to Credit Agreement

LENDER:

BANK OF AMERICA, N.A.
By	/s/ JEANNETTE LU
Name:	Jeannette Lu
Title:	Vice President

Signature Page to Credit Agreement

LENDER:

BARCLAYS BANK PLC
By	/s/ ARTI SUGUNAN
Name:	Arti Sugunan
Title:	Assistant Vice President
Executed In London, UK

Signature Page to Credit Agreement

LENDER:

FROST BANK
By	/s/ ROBERT BERRY
Name:	Robert Berry
Title:	Assistant Vice President

Signature Page to Credit Agreement

LENDER:

MORGAN STANLEY BANK, N.A.
By	/s/ MICHAEL KING
Name:	Michael King
Title:	Authorized Signatory

Signature Page to Credit Agreement

EXHIBIT 1.01A
FORM OF GUARANTEE AGREEMENT
THIS GUARANTEE AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this "Guarantee") dated as of November 25, 2015, made by each of the undersigned Subsidiaries of the Borrower (as defined below) (each, a "Guarantor," and collectively, the "Guarantors"), in favor of JPMorgan Chase Bank, N.A. as Administrative Agent (the "Agent") for the benefit of the Lenders pursuant to that certain Credit Agreement dated as of even date herewith (as amended, restated, amended and restated, modified and supplemented from time to time, the "Credit Agreement"), by and among the Borrower, the Agent and the Lenders.
WITNESSETH
WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make Loans and other extensions of credit to Rackspace Hosting, Inc., a Delaware corporation (the "Borrower") in a manner and upon the terms and conditions set forth therein;
WHEREAS, in accordance with the Credit Agreement, the Agent requires that the Guarantors execute a guarantee agreement guaranteeing the obligations of the Borrower under the Credit Agreement;
NOW, THEREFORE, in consideration of the premises and agreements herein and in order to induce the Lenders to make the Loans and other extensions of credit pursuant to the Credit Agreement, the Guarantors hereby agree as follows:
Section 1.    Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Credit Agreement.
Section 2.    Guarantee of Payment. Each Guarantor (not merely as a surety or guarantor of collection) hereby jointly, severally, unconditionally and irrevocably, guarantees the punctual payment and performance when due, whether at stated maturity, as an installment, by prepayment or by demand, acceleration or otherwise, of all Obligations of the Borrower heretofore or hereafter existing. If any or all of the Obligations become due and payable under the Credit Agreement, the Guarantors jointly and severally and unconditionally promise to pay such Obligations, on demand, together with any and all expenses (including reasonable counsel fees and expenses), which may be incurred by the Agent in collecting any of the Obligations and in connection with the protection, defense and enforcement of any rights under the Credit Agreement or under any other Loan Document (the "Expenses"). The Guarantors guarantee that the Obligations shall be paid strictly in accordance with the terms of the Credit Agreement. The Obligations include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Credit Agreement. The Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral prior to any demand or other action hereunder against the Guarantors. The Guarantors agree that, as between the Guarantors and the Agent, the Obligations may be declared to be due and payable for the purposes of this Guarantee at any time when the Loans may be declared due under Article VII of the Credit Agreement, notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Obligations shall immediately become due and payable by the Guarantors for the purposes of this Guarantee and each Guarantor shall forthwith pay the Obligations specified by the Agent to be paid as provided in the Credit Agreement without further notice or demand. Notwithstanding anything contained herein or in the Credit Agreement, any Loan Document or any other document or any other agreement, security document or instrument relating hereto or thereto to the contrary, (i) the maximum liability of each Guarantor hereunder shall never exceed the maximum amount that said Guarantor could pay without having such payment set aside as a fraudulent transfer or fraudulent conveyance or similar action under the U.S. Bankruptcy Code or applicable state or foreign law and (ii) the liability of each Guarantor hereunder shall exclude all Excluded Swap Obligations of such Guarantor.
Section 3.    Guarantee Absolute. The liability of each Guarantor under this
Guarantee is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, the Credit Agreement or the Obligations, or any other amendment or waiver of or any consent to departure from any of the terms of the Credit Agreement or the Obligations, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guarantee or support document, or any exchange, release or non-perfection of any collateral, for the Credit Agreement or the Obligations; (c) any present or future law, regulation or order of any jurisdiction or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of the Credit Agreement or the Obligations; (d) without being limited by the foregoing, any lack of validity or enforceability of the Credit Agreement or the Obligations; (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Credit Agreement or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or other Guarantors and (f) any claim or assertion that any payment by any Guarantor hereunder should be set aside pursuant to Section 2 in connection with any stay, injunction or other prohibition or event, in which case each Guarantor shall be unconditionally required to pay all amounts demanded of it hereunder prior to any determination of the maximum liability of each Guarantor hereunder in accordance with Section 2 and the recipient of such payment, if so required by a final non-appealable court of competent jurisdiction by a final and non-appealable judgment, shall then be liable for the refund of any excess amounts. If any such rebate or refund is ever required, all other Guarantors shall be fully liable for the repayment thereof to the maximum extent allowed by applicable law.
Section 4.    Guarantee Irrevocable. This Guarantee is a continuing guarantee of the payment of all Obligations now or hereafter existing under the Credit Agreement and shall remain in full force and effect until payment in full of all Obligations and other amounts payable under this Guarantee and until all Commitments of the Lenders to make Loans under the Credit Agreement shall be terminated in accordance with the terms thereof and the Credit Agreement is no longer in effect.
Section 5.    Reinstatement. This Guarantee shall continue to be effective, or be automatically reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent on the insolvency, bankruptcy, dissolution, liquidation or reorganization of any of the Borrower, any Guarantor, or any Person that is a party to the Loan Documents, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to any of the Borrower, any Guarantor or any other Person that is a party to the Loan Documents, or otherwise, all as though the payment had not been made.
Section 6.    Subrogation. Each Guarantor hereby agrees that it shall not exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until all the Obligations have been paid in full and the Credit Agreement is no longer in effect. Any amounts paid to a Guarantor on account of subrogation rights under this Guarantee at any time when all the Obligations have not been paid in full, shall be held in trust for the benefit of the Agent and shall promptly be paid to the Agent to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Credit Agreement. If a Guarantor has made a payment to the Agent hereunder of all or any part of the Obligations and all the Obligations are paid in full (other than unasserted indemnity obligations) and the Commitments have been terminated, the Agent shall, at such Guarantor's request, execute and deliver to the Guarantor the appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from the payment.
Section 7.    Subordination. Any liabilities owed by the Borrower to the Guarantors in connection with any extension of credit or financial accommodation by the Guarantors to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Obligations, and such liabilities of the Borrower to the Guarantors, if the Agent so requests, shall be collected, enforced and received by the Guarantors as trustee for the Agent and shall be paid over to the Agent on account of the Obligations.
Section 8.    Certain Taxes. The Guarantors further agree that all payments to be made hereunder shall be made without deduction for Indemnified Taxes or Other Taxes. If any Indemnified Taxes or Other Taxes are required to be withheld from any amounts payable to the Agent hereunder, the amounts so payable to the Agent shall be increased to the extent necessary to yield to the Agent (after withholding of all required Indemnified Taxes or Other Taxes) the amounts payable hereunder had no such deduction or withholding for Indemnified Taxes been made. Whenever any Indemnified Tax or Other Tax is paid by a Guarantor, as promptly as possible thereafter, such Guarantor shall send the Agent evidence of payment thereof, together with such additional documentary evidence as may be reasonably required from time to time by the Agent.
Section 9.    Representations and Warranties. Each of the Guarantors represents and warrants that: (a) this Guarantee (i) has been authorized by all necessary action on the part of such Guarantor; (ii) does not violate any agreement, instrument, law, regulation or order applicable to it; (iii) does not require the consent or approval of any Person, or any filing or registration of any kind; and (iv) is the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by equitable principles (regardless of whether enforcement is sough in equity or at law); and (b) in executing and delivering this Guarantee, such Guarantor has not relied and will not rely upon any representations or warranties of the Agent not embodied herein or any acts heretofore or hereafter taken by the Agent (including but not limited to any review by the Agent of the affairs of the Borrower).
Section 10. Remedies Generally. The remedies provided in this Guarantee are cumulative and not exclusive of any remedies provided by law.
Section 11. Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim the Agent or the Lenders may otherwise have, the Agent and each of the Lenders shall be entitled, at their option, if an Event of Default shall have occurred and be continuing, to offset balances (general or special, time or demand, provisional or final, but excluding deposits held in a fiduciary capacity for a third party) held by them for the accounts of the Guarantors at any of the Agent's or any Lender's offices, in U.S. dollars or in any other currency, against any amount payable by the Guarantors under this Guarantee which is not paid when due, in which case it shall promptly notify the Guarantors thereof; provided that the Agent's or any Lender's failure to give such notice shall not affect the validity thereof.

Section 12. Formalities. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, the Credit Agreement and this Guarantee and any liability to which the Credit Agreement and this Guarantee applies or may apply, and waives presentment, demand of payment, notice of intent to accelerate, notice of acceleration, notice of dishonor or nonpayment, and any requirement that the Agent institute suit, collection proceedings or take any other action to collect the Obligations, including any requirement that the Agent protect, secure, perfect or insure any security interest or Lien against any property subject thereto or exhaust any right or take any action against the Borrower or any other Person (including the other Guarantors) or any collateral (it being the intention of the Agent and each Guarantor that the obligations of such Guarantor under this Guarantee are to be a guarantee of payment and not of collection) or that the Borrower or any other Person (including the other Guarantors) be joined in any action hereunder. Each Guarantor hereby waives marshaling of assets and liabilities, notice by the Agent of the creation of any Indebtedness or liability to which it applies or may apply, notice of disposition or substitution of collateral and of the creation, advancement, increase, existence, extension, renewal, rearrangement and/or modification of the Obligations.

Section 13. Amendments and Waivers. No amendment or waiver of any provision of this Guarantee, nor consent to any release by any Guarantor therefrom, shall be effective unless it is in writing and signed by the Agent and such Guarantor, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising, any right under this Guarantee shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.

Section 14. Expenses. The Guarantors shall reimburse the Agent on demand for all Expenses without duplication of any reimbursements effected under the Credit Agreement. The obligations of the Guarantors under this Section shall survive the termination of this Guarantee.

Section 15. Assignment. This Guarantee shall be binding on, and shall inure to the benefit of the Guarantors, the Agent and their respective successors and assigns; provided that, except in connection with a transaction permitted by Section 6.03 of the Credit Agreement, the Guarantors may not assign or transfer their respective rights or obligations under this Guarantee. Without limiting the generality of the foregoing: (a) the obligations of the Guarantors under this Guarantee shall continue in full force and effect and shall be binding on any successor partnership and on previous partners and their respective estates if any of the Guarantors is a partnership, regardless of any change in the partnership as a result of death, retirement or otherwise; and (b) the Agent may assign, or otherwise transfer its rights under the Credit Agreement to any other Person in accordance with the terms and conditions thereof, and the other Person shall then become vested with all the rights granted to the Agent in this Guarantee. Any Guarantor may merge into the Borrower or another Guarantor as provided in the Credit Agreement.
Section 16. Captions. The headings and captions in this Guarantee are for convenience only and shall not affect the interpretation or construction of this Guarantee.
Section 17.Governing Law, Etc. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. EACH GUARANTOR CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK IN THE BOROUGH OF MANHATTAN. SERVICE OF PROCESS BY THE AGENT IN CONNECTION WITH ANY SUCH DISPUTE SHALL BE BINDING ON EACH GUARANTOR IF SENT TO SUCH GUARANTOR BY REGISTERED MAIL AT THE ADDRESS SPECIFIED BELOW OR AS OTHERWISE SPECIFIED BY

SUCH GUARANTOR FROM TIME TO TIME. EACH GUARANTOR WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FURTHER WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM RELATED TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY SUCH ACTION. TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTEE.
Section 18. Integration; Effectiveness. This Guarantee alone sets forth the entire understanding of the Guarantors and the Agent relating to the guarantee of the Obligations and constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Guarantee shall become effective when it shall have been executed and delivered by the Guarantors to the Agent. Delivery of an executed signature page of this Guarantee by telecopy shall be effective as delivery of a manually executed signature page of this Guarantee.
Section 19. Automatic Release. As provided in Section 9.02 of the Credit Agreement, a Guarantor shall be automatically released from its obligations under this Guarantee upon the satisfaction of the conditions set forth therein.
END OF TEXT

EXHIBIT 1.01B
FORM OF NOTE
$[________________]                                     _______, 2015
FOR VALUE RECEIVED, the undersigned, RACKSPACE HOSTING, INC., a Delaware corporation, the Borrower under that certain Credit Agreement, dated as of November 25, 2015 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, HEREBY
PROMISES TO PAY to [                        ] (the "Lender"), the amount as may be
advanced from time to time under the Credit Agreement by the Lender in accordance with such Lender's Commitment outstanding from time to time. All capitalized terms used herein and not otherwise defined shall have the meanings as defined in the Credit Agreement.
The Borrower promises to pay interest on the unpaid principal amount of this Note outstanding from time to time at the place and at such times and at such interest rates as are specified in the Credit Agreement. Payments made by the Borrower in respect of the amounts due hereunder shall be allocated to the Lender by the Agent on the terms specified in the Credit Agreement.
This Note is one of the Notes in respect of the Loans referred to in, and this Note and all provisions herein are entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Loans by the Lender and other Lenders to the Borrower from time to time, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for limitations on the amount of interest paid such that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate.
The Borrower and any and all endorsers, guarantors and sureties severally waive to the fullest extent permitted by applicable law grace (except to the extent expressly provided in the Credit Agreement), demand, presentment for payment, notice of dishonor or default, notice of acceleration, notice of intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security herefor, in whole or in part, with or without notice, before or after maturity.
This Note shall be governed by and construed under the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered by its duly authorized officer as of the date first written above.
BORROWER:
RACKSPACE HOSTING, INC., a Delaware corporation
By:
     Name:
Title:

EXHIBIT 2.03
FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.

Attention:
Telecopy:
Re:    Credit Agreement dated as of November 25, 2015, by and among Rackspace
Hosting, Inc. (the "Borrower"), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement")
Ladies and Gentlemen:
Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:

1.	Amount of Borrowing:

2.	Requested date of Borrowing:

3.	Type of Borrowing:
    ABR Borrowing; or
    Eurodollar Borrowing;

4.	Requested Interest Period for Eurodollar Borrowing: [one] [two] [three] [six] months

5.	Location and number of account to which funds are to be disbursed:

The undersigned certifies that [s]he is authorized to execute this request on behalf of the Borrower. The Borrower represents and warrants that:

(a)    at the time of any immediately after giving effect to the requested Borrowing,
(i)no Default or Event of Default shall have occurred and be continuing and
(ii)there shall have been no events that have, or could reasonably be expected to cause, a Material Adverse Effect since the date of the last Borrowing; and
(b)     the representations and warranties of the Borrower set forth in the Credit
Agreement shall be true and correct on and as of the date of the requested Borrowing (except that any representation or warranty which by its terms is made as of an earlier date shall be true and correct as of such earlier date).

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.
Very truly yours,
RACKSPACE HOSTING, INC.
By:
Name: Title:

EXHIBIT 2.07

FORM OF INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.

Attention:
Telecopy:
Re:    Credit Agreement dated as of November 25, 2015, by and among Rackspace
Hosting, Inc. (the "Borrower"), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement")
Ladies and Gentlemen:
Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated
below:
1.    The Borrowing to which this Interest Election Request applies is as follows:
(a)Date of Borrowing:
(b)Type of Borrowing:
(c)Interest Period:    [one] [two] [three] [six] months.
(d)Aggregate amount to be [converted] [continued]: $
2.    The effective date of the election made pursuant to this Interest Election Request is

3.    The Borrowing resulting from this Interest Election Request shall be a
Borrowing.
4    The Interest Period applicable to the resulting Borrowing is
Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.
Very truly yours,
RACKSPACE HOSTING, INC.
By:
Name:
Title:

EXHIBIT 2.16A
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of November 25, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among RACKSPACE HOSTING, INC., a Delaware corporation (the "Borrower"), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name: Title:

Date:     , 20[ ]

EXHIBIT 2.16B
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of November 25, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among RACKSPACE HOSTING, INC., a Delaware corporation (the "Borrower"), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date:     , 20[ ]

EXHIBIT 2.16C
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of November 25, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among RACKSPACE HOSTING, INC., a Delaware corporation (the "Borrower"), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY (or successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:

Date:      , 20[]

EXHIBIT 2.16D
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of November 25, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among RACKSPACE HOSTING, INC., a Delaware corporation (the "Borrower"), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY (or successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:

Date:     , 20[ ]

EXHIBIT 2.19A
FORM OF INCREASING LENDER AGREEMENT
INCREASING LENDER AGREEMENT, dated     , 20     (this "Agreement"), by
and among each of the signatories hereto, to the Credit Agreement, dated as of November 25, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Rackspace Hosting, Inc., a Delaware corporation (the "Borrower"), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the "Administrative Agent").
WITNESSETH
WHEREAS, pursuant to Section 2.19 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Commitments and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment and/or to participate in such a tranche;
WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to [increase the Commitments] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.19; and
WHEREAS, pursuant to Section 2.19 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Agreement;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.	The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Agreement it shall [increase its Commitment by
$1    ], thereby making the aggregate amount of its total Commitments equal to
$[    ]] [and] [participate in a tranche of Incremental Term Loans with a commitment
amount equal to $[    ] with respect thereto].

2.
The Borrower hereby represents and warrants that (a) the conditions set forth in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement are satisfied as of the date hereof and (b) the Borrower is in compliance with the Pro Forma Financial Tests after giving effect to this Agreement.

3.Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4.This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

5.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF INCREASING LENDER]
By:
Name:
Title:
Accepted and agreed to as of the date first written above:
RACKSPACE HOSTING, INC.
By:
Name:
Title:
Acknowledged as of the date first written above:
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT 2.19B
FORM OF AUGMENTING LENDER AGREEMENT
AUGMENTING LENDER AGREEMENT, dated     , 20 (this "Agreement"), by
and among each of the signatories hereto, to the Credit Agreement, dated as of November 25, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Rackspace Hosting, Inc., a Delaware corporation (the "Borrower"), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the "Administrative Agent").
WITNES SETH
WHEREAS, the Credit Agreement provides in Section 2.19 thereof that any bank, financial institution or other entity may [extend Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent an agreement to the Credit Agreement in substantially the form of this Agreement; and
WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.
The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Agreement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a

[Commitment with respect to Revolving Loans of $[    ]] [and] [a commitment with
respect to Incremental Term Loans of $[ ]].

2.
The undersigned Augmenting Lender (a) represents and warrants that (i) it is legally authorized to enter into this Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender and (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3.    The undersigned's address for notices for the purposes of the Credit Agreement is as follows:

4.     The Borrower hereby represents and warrants that (a) the conditions set forth in paragraphs (a) and
(b) of Section 4.02 of the Credit Agreement are satisfied as of the date hereof and (b) the Borrower is in compliance with the Pro Forma Financial Tests after giving effect to this Agreement.

5.     Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New
York.

7.     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[remainder of this page intentionally left blank]
IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF AUGMENTING LENDER]
By:
Name:
Title:
Accepted and agreed to as of the date first written above:
RACKSPACE HOSTING, INC.
By:
Name:
Title:
Acknowledged as of the date first written above:
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT 5.01
FORM OF COMPLIANCE CERTIFICATE
The undersigned hereby certifies that [s]he is a Financial Officer of Rackspace Hosting, Inc., a Delaware corporation (the "Borrower"), and that as such [s]he is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated November 25, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, the undersigned represents and warrants as follows in [his][her] capacity as an officer of the Borrower and not in any individual capacity (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(i)The Borrower hereby certifies that no Default has occurred or is continuing, or if a Default has occurred, the details thereof and any action taken or proposed to be taken with respect thereto are specified on Exhibit A attached hereto.

(ii)There have been no changes in GAAP or the application thereof since the date of the last audited financial statements referred to in Section 3.04 of the Credit Agreement, or if any such change has occurred, the effect of such change on the financial statements accompanying this Compliance Certificate is set forth on Exhibit A attached hereto.

(iii)Calculations for all financial covenants for the four fiscal quarter period
ended    are set forth in the worksheet attached hereto as Exhibit B.

EXECUTED AND DELIVERED this     day of
BORROWER:
RACKSPACE HOSTING, INC.
By:    _____________________________
Name:    _____________________________
Title:     _____________________________

EXHIBIT A
DEFAULTS; CHANGES IN GAAP

EXHIBIT B
FINANCIAL COVENANT CALCULATION WORKSHEET
Pro Forma     Covenant
Calculation      Requirement

Consolidated Total Leverage Ratio:	≤	3.00
Consolidated Indebtedness less unrestricted cash and Cash Equivalents
To
Consolidated EBITDA

Consolidated Fixed Charge Coverage Ratio:	≥	3.00
Consolidated EBITDA
To
Consolidated Fixed Charges

Calculation of Consolidated Indebtedness
For the Borrower and the Subsidiaries on a consolidated basis, the sum of the following, without duplication:
(a)    For Indebtedness, the sum of, without duplication:

(i)obligations for borrowed money;

$

(ii)obligations evidenced by bonds, debentures, notes or similar instruments;

$

(iii)Capital Lease Obligations, Finance Lease Obligations1 and Attributable Debt

$

1 Excluding Finance Lease Obligations under or in connection with a lease contract in effect as of the Effective Date.

(iv)obligations issued or assumed as the deferred purchase price of property, conditional sale obligations and obligations under any title retention agreement (excluding (a) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 180 days or more or are being contested in good faith, (b) earn-out obligations until such obligation becomes a liability on the balance sheet in accordance with GAAP and (c) intercompany payables that have a term not exceeding 364 days and made in the ordinary course of business and consistent with past practice, so long as no Default exists at time of, or is created as a result of, the incurrence of such payables);

$

(v)    obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to (a) letters of credit securing obligations (other than obligations described in clauses (i) through (iv) above) entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following receipt of a demand for reimbursement following payment on the letter of credit), or (b) that are otherwise cash collateralized);

$

(vi)    Guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (vii) below;

$
(vii)    obligations under Currency Agreements and Interest Swap Obligations;
$
(viii)    Disqualified Capital Stock or Preferred Stock issued by such Person or by a Foreign Subsidiary with the amount of such Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends;

(ix)    the aggregate amount of Designated Revolving Commitments in effect.

$

(x)    obligations of the type referred to in clauses (i) through (vi) above that are secured by any Lien on any property or asset, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured.

2Indebtedness shall include the greater of (i) the average daily balance outstanding under any revolving credit facility during the most recently ended fiscal quarter and (ii) the actual amount of Indebtedness outstanding under the revolving credit facility as of the date for which such calculation is being made.

Equals Indebtedness2             $

Plus,
(i)aggregate liquidation value of Disqualified Capital Stock of the Loan Parties and all Preferred Stock of Subsidiaries that are not Guarantors.

$

Minus,
(ii)obligations in respect of Currency Agreements and Interest Swap Obligations.

$

Equals Consolidated Indebtedness    $

Calculation of EBITDA

Consolidated Net Income for the four quarter period ended    $
(a) Increased (without duplication) by the following, in each case, to the extent deducted in determining Consolidated Net Income for such period:

(i)provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a governmental agency, and any related interest, penalty, charge, fee or other amount) of the Borrower or any Subsidiary paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

$

(ii)Consolidated Interest Expense for such period to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

$

(iii)Consolidated Depreciation, Amortization and Accretion Expense for such period to the extent that the same were deducted (and not added back) in computing Consolidated Net Income; and

$

(iv)expenses or charges (other than depreciation or amortization expense) related to any Equity Offering or the incurrence of Indebtedness permitted to be incurred in accordance with the Credit Agreement (including a refinancing thereof) (whether or not successful), in each case, deducted (and not added back) in computing Consolidated Net Income; plus

$

(v)other Non-cash Charges, including any provisions, provision increases, write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such Non-cash Charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

$

(vi)any costs or expenses incurred by the Borrower or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Capital Stock); plus

$

(vii)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

$

(viii)net loss from disposed or discontinued operations; plus

$

(ix)net unrealized loss (after any offset) resulting in such period from obligations under any Currency Agreements and the application of FASB Accounting Standards Codification 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Borrower), the realized loss on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus

$

(ix)    net unrealized loss (after any offset) resulting in such period from (A) currency translation or exchange losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates; plus

$

(xi)     the amount of any minority interest expense (less the amount of any cash dividends paid in such period to holders of such minority interests); and
$
(b)    decreased (without duplication) by the following, in each case, to the extent included in determining Consolidated Net Income for such period:

(i)non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains to the extent they represent the accrual of revenue in the ordinary course of business or the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

$

(ii)net gain from disposed or discontinued operations;

$

(iii)net unrealized gain (after any offset) resulting in such period from obligations under any Currency Agreements and the application of FASB Accounting Standards Codification 815; provided that to the extent any such Currency Agreement relates to items included in the preparation of the income statement (as opposed to the balance sheet, as reasonably determined by the Borrower), the realized gain on a Currency Agreement shall be included to the extent the amount of such hedge gain or loss was excluded in a prior period; plus
$

(iv)net unrealized gains (after any offset) resulting in such period from (A) currency translation or exchange gains including those (x) related to currency remeasurements of Indebtedness and (y) resulting from hedge agreements for currency exchange risk and (B) changes in the fair value of Indebtedness resulting from changes in interest rates.

$

Equals Consolidated EBITDA                    $

Calculation of Consolidated Fixed Charges
The sum, without duplication, of the following:
(a)    Consolidated Interest Expense3
(i)    the aggregate of the interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation:

(1)any amortization of debt discount and the amortization or write-off of deferred financing costs, including commitment fees;

(2)the net costs under Interest Swap Obligations of the Borrower or any Subsidiary;

(3)all capitalized interest;

(4)non-cash interest expense (other than non-cash interest on any convertible or exchangeable debt issued by the Borrower that exists by virtue of the bifurcation of the debt and equity components of such convertible or exchangeable notes and the application of FASB Accounting Standards Codification 470-20 (or related accounting pronouncement(s)));

(5)commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptance financing;

(6)dividends with respect to Disqualified Capital Stock;

(7)dividends with respect to Preferred Stock of Subsidiaries;

(8)imputed interest with respect to sale and leaseback transactions; and

(9)the interest portion of any deferred payment obligation; plus

3 For purposes of determining the Consolidated Fixed Charge Coverage Ratio:

(a)interest on outstanding Indebtedness or on borrowings deemed to have been incurred under Designated Revolving Commitments determined on a fluctuating basis as of date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness or borrowings deemed to have been incurred under Designated Revolving Commitments in effect on the date of determination; and
(b)notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations of the Borrower or any Subsidiary, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

(ii)    the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Borrower and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less

(iii)    interest income for such period.
Equals Consolidated Interest Expense            $
Plus,
(b)    the product of (i) the amount of all dividend payments on any series of Preferred
Stock of the Borrower and, to the extent permitted under the Credit Agreement, its Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Subsidiary to the Borrower or to a wholly-owned Subsidiary) paid, accrued or scheduled to be paid or accrued during such period times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.
Equals Consolidated Fixed Charges            $

EXHIBIT 9.04
FORM OF ASSIGNMENT AND ASSUMPTION
Reference is made to the Credit Agreement dated as of November 25, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the "Credit Agreement"), among Rackspace Hosting, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Capitalized terms defined in the Credit Agreement are used herein with the same meanings.
The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below the interests set forth on the following page hereof (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the following page hereof in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date
(i)the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and
(ii)the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.
This Assignment and Assumption is being delivered to the Administrative Agent together with (i) any documentation required to be delivered by the Assignee pursuant to Section 9.04(b) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form
supplied by the Administrative Agent, duly completed by the Assignee.    The
[Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.
This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
Date of Assignment:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee's Address for Notices:
Effective Date of Assignment ("Assignment Date"):

Facility	Principal Amount Assigned	Percentage Assigned of Commitment (set forth, to at
least 8 decimals, as a percentage of the aggregate Commitments of all Lenders)
Commitment Assigned:	$	%
Loans:

The terms set forth herein are hereby agreed to:

as Assignor
By:
Name:
Title:

as Assignee
By:
Name:
Title:

The undersigned hereby consent to the within assignment:
Rackspace Hosting, Inc. 1                JPMorgan Chase Bank, N.A.,
as Administrative Agent2
By:                              By:
Name:                            Name:
Title:                            Title:

JPMorgan Chase Bank, N.A., as Issuing Bank
By:
Name:
    Title:

1    Consent to be included to the extent required by Section 9.04(b)(i)(A) of the Credit Agreement.
2    Consent to be included to the extent required by Section 9.04(b)(i)(B) of the Credit Agreement

SCHEDULE 2.01
COMMITMENTS

LENDER	COMMITMENT
JPMorgan Chase Bank, N.A.	$35,000,000.00
Morgan Stanley Bank, N.A.	$35,000,000.00
Goldman Sachs Bank USA	$35,000,000.00
Wells Fargo Bank, N.A.	$25,000,000.00
Bank of America, N.A.	$25,000,000.00
Barclays Bank plc	$25,000,000.00
Frost Bank	$20,000,000.00
TOTAL	$200,000,000.00

SCHEDULE 2.05(k)
Existing Letters of Credit
L/C Number: CTCS-772703
Applicant: Rackspace Benelux B.V.
Booking Party: Rackspace Hosting, Inc.
Issuing Bank: JPMorgan Chase Bank, N.A.
Amount: EUR 25,107.50 (USD 27,619.51 as of November 23, 2015)
Current Expiry: March 25, 2016
Extension: automatic in 12 month periods until final expiry of April 30, 2020
Beneficiary: ING Bank N.V
L/C Number: CTCS-769735
Applicant: Rackspace International GmbH
Booking Party: Rackspace Hosting, Inc.
Issuing Bank: JPMorgan Chase Bank, N.A.
Amount: CHF 133,700.00 (USD 135,269.12 as of November 23, 2015)
Current Expiry: October 4, 2016
Extension: automatic in 12 month periods with no stated final expiry date
Beneficiary: Credit Suisse AG
L/C Number: CTCS-835245
Applicant: Rackspace Hosting Australia Pty
Booking Party: Rackspace Hosting, Inc.
Issuing Bank: JPMorgan Chase Bank, N.A.
Amount: AUD 302,238.75 (USD 215,602.01 as of November 23, 2015)
Current Expiry: January 17, 2016
Extension: automatic in 12 month periods until final expiry of March 31, 2019
Beneficiary: JPMorgan Chase Bank, N.A.
For purposes of determining the LC Exposure of the Existing Letters of Credit, the USD amounts listed above shall be used.